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                                  EXHIBIT 10.6

                           CHANGE IN CONTROL AGREEMENT
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Date


Dale McKinney
3915 Fairley
Dallas, TX 75209

Dear Dale,

It is a pleasure to extend to you this offer of employment as CHIEF FINANCIAL OFFICER at Capital Corp of the West and, subject to regulatory "non-disapproval", County Bank. We are proud of our commitment to our shareholders, customers and community and believe you will be a valuable asset to our team. Please review the initial terms and conditions of your employment, as summarized for you below - they will supersede any other verbal and/or written communications that have taken place between you and any employee or agent of County Bank, or Capital Corp of the West.

         The position of Chief financial Officer with a beginning salary of $10,833.33 per month. Performance and salary will be reviewed annually with other officers beginning February 1, 2000.

         Eligibility to participate in the executive bonus plan, as adopted each year by the Board of Directors, effective February 1, 1999, or your date of hire.

         Upon Approval by the Board of Directors you will be awarded: 1) the title of Senior Vice-President, and ; 2) options for 10,000 shares of Capital Corp of the West stock. Stock options vest as follows: 25% at time of grant and 25% per year thereafter to 100% after 3 years of service. The options have an acceleration provision in the case of change of control.

         Upon approval by the Board of Directors, you will be eligible for a Salary Continuation Plan, which will provide you with up to $60,000 per year for fifteen years after you retire at the age of 65. Benefits of this plan vest as follows: 0% up to 4 years of service, then 40% after
         4 years of service and 10% each year thereafter to 100% after 10 years of service. Benefit becomes 100% vested automatically in the event of a change of control. Benefit is subject to taking an insurance physical. Any rating resulting from the physical would affect the salary continuation plan benefit.
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                                                        ___________________ Date
                                                                   Dale McKinney
                                                             Offer of Employment
                                                                          Page 2

         Payment of a non-accountable moving allowance of $30,000 upon satisfactory proof of relocation. We will provide up to eight (8) round trip airplane tickets between Dallas and Fresno/Merced which you agree to make best efforts to order with sufficient notice to obtain advance purchase discounts.

         All Standard employee health benefits, including: medical, dental, vision, life, and long term disability coverage to commence on the date of hire. The usual 90 day waiting period will be waived. Benefit for Life and AD&D is 3x annual salary, and LTD pays 60% of monthly pay, up to $6,000, after 90 days of disability.

         Annual paid time off of up to twenty days beginning in 1999. Per our policy, this is comprised of 16 days of accrued vacation and 4 Performance Bonus days, which are awarded based upon annual review ratings and available to you in 2000.

         Eligibility to participate in our 401 (k) plan effective 1/1/2000, and enrollment, automatically, in our non-contributory Employee Stock Ownership Plan effective 7/1/2000, provided all eligibility requirements are met.

         For a period not to exceed ninety (90) days form your date of hire, Capital Corp to the West agrees to provide housing and utilities, at it's expense, for your personal use.

         Severance Payment: It is agreed that if your employment is terminated early by employer for any reason other than for "cause", you shall be entitled to a Severance Payment. This would constitute a right to continue to receive your regular monthly salary, at the then current rate of compensation, for twelve (12) consecutive months. This is contingent upon your having permanently relocated to Merced. It is expressly agreed that the payments of cash shall be received by you in full satisfaction of any and all claims and/or damages which may be sustained by you by reason of you early termination.

         Acquisition Payment: Upon the consummation of any event by which substantially all of the stock and/or assets of Capital Corp of the West are acquired by a person, a group of persons, a financial institution or other entity, and as a result of which your duties, responsibilities and compensation are substantially changed, you shall receive an Acquisition payment in the amount equal to six (6) month's regular salary at your then current rate of compensation.

         By your signature below you understand and agree that under no circumstances would you be entitled to receive both the Acquisition Payment and the Severance Payment.
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                                                              ______________Date
                                                                   Dale McKinney
                                                             Offer of Employment
                                                                          Page 3

If you agree to accept employment under these terms and conditions, please sign below where indicated.

On behalf of Capital Corp of the West, I look forward to having you join our team.

Sincerely,

/s/ Donielle Kramer
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Donielle Kramer
Assistant Vice President
Personnel Officer


         Capital Corp of the West, to include subsidiaries, is an at-will employer and employs the policy of allowing its employees to terminate their employment relationship at any time, for any reason, with or without notice. The company also reserves the right to terminate the relationship at any time, for any reason, with or without notice. Any deviation from this policy must be made in writing by the President of Board of Directors.
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                                                              ______________Date
                                                                   Dale McKinney
                                                             Offer of Acceptance
                                                                          Page 4



                                   ACCEPTANCE

         I accept this offer of employment and understand that this offer supersedes any previous offer or discussion that may have taken place between myself and any employee or agent of Capital Corp of the West.

         Furthermore, I understand that this offer is subject to regulatory notice of non-disapproval and satisfactory completion of a background and credit history check; and

         I understand that I must provide satisfactory records to document my eligibility to work In the United States; and

         I understand that I must be bondable.



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                                Signature                                   Date